                                                                                    January 24, 2003

                                                                                    Beth Copeland - Media
                                                                                    (317) 269-1395
                                                                                    William J. Brunner - Shareholders & Analysts
                                                                                    (317) 269-1614

                                                                                    FOR IMMEDIATE RELEASE

First Indiana Corporation Announces 3 Percent Dividend Increase

          (Indianapolis) – The Board of Directors of First Indiana Corporation announced a 3 percent increase in the Corporation’s quarterly cash dividend to $.165 from $.16 on January 22, 2003. The dividend will be paid March 14, 2003 to shareholders of record as of March 5, 2003. This is the 64th consecutive quarter First Indiana has paid a cash dividend and the 12th dividend increase in as many years.

          First Indiana Corporation (NASDAQ – FINB) is a full-service financial services company offering comprehensive financial solutions to businesses and individuals. It is the holding company for First Indiana Bank, N.A., the largest commercial bank headquartered in Indianapolis, and Somerset, an accounting and consulting firm. Founded in 1915, First Indiana Bank is a national bank with 33 offices in Central Indiana, plus construction and consumer loan offices in Indiana, Arizona, Florida, Illinois, North Carolina, and Ohio. First Indiana also originates consumer loans in 46 states through a national independent agent network. Through Somerset and FirstTrust Indiana, First Indiana offers a full array of tax planning, accounting, consulting, retirement and estate planning, and investment advisory and trust services. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com, which is not a part of this news release.

First Indiana Corporation Announces 3 Percent Dividend Increase
January 24, 2003

          Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. First Indiana intends such forward-looking statements to be covered by the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe-harbor provisions. The ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and involves a number of risks and uncertainties. In particular, among the factors that could cause actual results to differ materially are general economic conditions, unforeseen international political events, changes in interest rates (including reductions or increases in lending rates established by the Board of Governors of the Federal Reserve System), changes in consumers’ investment decisions due to shifts in interest rates, loss of deposits and loans to other savings and financial institutions, substantial changes in financial markets, changes in real estate values and the real estate market, regulatory changes, or unanticipated results in pending legal proceedings or regulatory filings. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.